Exhibit 5.11

[Letterhead of Ballard Spahr LLP]

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as New Jersey counsel to Salem Hospital Corporation, a New Jersey corporation (the “NJ Guarantor”), Pennsylvania counsel to Clinton Hospital Corporation, a Pennsylvania corporation (“Clinton”), Coatesville Hospital Corporation, a Pennsylvania corporation (“Coatesville”) and Carlisle HMA, LLC, a Pennsylvania limited liability company (“Carlisle” and, together with Clinton and Coatesville, the “PA Guarantors”), and Utah counsel to Tooele Hospital Corporation, a Utah corporation (the “UT Guarantor”), in connection with the proposed guarantees by the NJ Guarantor, the PA Guarantors and the UT Guarantor (collectively, the “Debt Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May 6, 2015.

In rendering the opinions set forth herein, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indentures, and such corporate records, agreements, organizational documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, the NJ Guarantor, the PA Guarantors and the UT Guarantor and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In rendering the opinions set forth below, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth herein. We did not participate in the negotiation or preparation of the Indentures and have not advised the Issuers or the NJ Guarantor, the PA Guarantors or the UT Guarantor with respect to such documents or transactions contemplated thereby.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the NJ Guarantor, the PA Guarantors and the UT Guarantor and have assumed that such matters remain true and correct through the date hereof.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Based solely on the good standing certificate dated May 5, 2015 issued by the State of New Jersey, the NJ Guarantor is validly existing under the laws of the State of New Jersey.

2. The NJ Guarantor has the requisite corporate power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

3. The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate law purposes by the NJ Guarantor.

4. Based solely on the subsistence certificates dated May 5, 2015 issued by the Commonwealth of Pennsylvania, each PA Guarantor is a corporation or limited liability company presently subsisting under the laws of the Commonwealth of Pennsylvania.

5. Each PA Guarantor has the requisite corporate or limited liability company power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

6. The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate or limited liability company law purposes by each PA Guarantor.

7. Based solely on the good standing certificate dated May 5, 2015 issued by the State of Utah, the UT Guarantor is validly existing under the laws of the State of Utah.

8. The UT Guarantor has the requisite corporate power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

9. The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate law purposes by the UT Guarantor.

The opinions expressed herein are limited in all respects to the laws of the State of New Jersey, the Commonwealth of Pennsylvania and the State of Utah as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion letter beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr LLP

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